UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report:  July 18, 2012

(Date of earliest event reported)

INTERNATIONAL BUSINESS MACHINES
CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-2360	13-0871985
(State of Incorporation)	(Commission File Number)	(IRS employer Identification No.)

ARMONK, NEW YORK	10504
(Address of principal executive offices)	(Zip Code)

914-499-1900

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.   Results of Operations and Financial Condition.

Attachment I of this Form 8-K contains the prepared remarks for IBM’s Chief Financial Officer Mark Loughridge’s second quarter earnings presentation to investors on July 18, 2012.  Certain reconciliation and other information (“Non-GAAP Supplemental Materials”) for this presentation was included in Attachment II to the Form 8-K that IBM submitted on July 18, 2012, which included IBM’s press release dated July 18, 2012.  All of the information in Attachment I is hereby filed.

IBM’s web site (www.ibm.com) contains a significant amount of information about IBM, including financial and other information for investors (www.ibm.com/investor/).  IBM encourages investors to visit its various web sites from time to time, as information is updated and new information is posted.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 19, 2012

	By:	/s/ James J. Kavanaugh

James J. Kavanaugh
Vice President and Controller

3

ATTACHMENT I

Introduction

Thank you.  This is Patricia Murphy, Vice President of Investor Relations for IBM.  I’m here with Mark Loughridge, IBM’s Senior Vice President and CFO, Finance and Enterprise Transformation.  Thank you for joining our second quarter earnings presentation.

The prepared remarks will be available in roughly an hour, and a replay of this webcast will be posted to our Investor Relations website by this time tomorrow.

Our presentation includes certain non-GAAP financial measures, in an effort to provide additional information to investors.  All non-GAAP measures have been reconciled to their related GAAP measures in accordance with SEC rules.  You will find reconciliation charts at the end, and in the Form 8-K submitted to the SEC.

Let me remind you that certain comments made in this presentation may be characterized as forward looking under the Private Securities Litigation Reform Act of 1995.  Those statements involve a number of factors that could cause actual results to differ materially.  Additional information concerning these factors is contained in the company’s filings with the SEC.  Copies are available from the SEC, from the IBM web site, or from us in Investor Relations.

Now, I’ll turn the call over to Mark Loughridge.

2Q 2012 Highlights

Thank you for joining us today.

In the second quarter we reported $25.8 billion in revenue, expanded gross, pre-tax, and net operating margins, delivered operating earnings per share of $3.51, up 14 percent year to year, and generated free cash flow of $3.7 billion, up 9 percent.  So, when you look at it, our results demonstrate the strength of IBM’s business model, which is designed to deliver profit and cash on a sustainable basis.

Consistent with this performance, we are increasing our full year 2012 expectation for operating EPS to at least $15.10.  This is up 10 cents from our previous view of at least $15.00.

I’ll comment on a couple of the second quarter highlights by segment.  In Software we had mid single-digit constant currency growth in Europe and Japan, double-digit growth in the growth markets, while the US growth was lower due to very strong performance a year ago.

Services growth at constant currency was consistent with last quarter, with our annuity content providing a solid base of revenue and profit.  Our backlog was flat year to year at constant currency, and we again expanded margins, and grew our combined services segment profit by 18 percent.

Our hardware business declined, as you would expect at this point in our product cycles, though we continued to extend our share leadership in our two high end server brands.

Key Financial Metrics

In total, IBM’s revenue growth at constant currency was fairly consistent with the first quarter.  We entered the quarter with a currency headwind, but it got even tougher over the last 90 days.  When you look at the reported revenue, currency impacted our revenue growth by almost 4 points, or $1 billion of revenue.  But in spite of this headwind we generated strong operating profit performance, with pre-tax and net income each up 8 percent.

Now, an important element of our long term model is to expand margin through a combination of productivity and mix to higher margin businesses.  This quarter, we expanded operating gross margin by a point and a half, with two-thirds due to improvement in segment margins, and the other third from mix.  We improved Operating PTI margin by more than 2 points, and Operating Net margin by 1.6 points.  So this quarter again we demonstrated the flexibility in our model.  Bottom line, we delivered operating EPS of $3.51, which was up 14 percent year to year.

Turning to cash, we generated $3.7 billion of free cash flow in the quarter, that’s up 9 percent, slightly faster than net income.  When you consider the last 12 months, we’ve generated a record $18 billion of free cash flow.  With this strong cash performance, we’ve delivered significant returns to shareholders with $4 billion in share repurchases and dividends this quarter, and nearly $17 billion over the last 12 months.

Now I’ll get into the second quarter details, starting with revenue by geography,  where I’ll discuss the results on a constant currency basis.

Revenue by Geography

In the Americas, Canada was up, while the US again was flat year to year.

EMEA was also flat year to year, slowing just a point from last quarter’s growth rate, but in total, still relatively stable.  As in the past, there is a good bit of variability by country.  We had growth again in the UK and Spain.  Germany was flat, while France and Italy declined.  Overall, revenue in our major market countries was down 1 percent year to year.

With 8 percent growth, our growth markets rate outpaced the major markets by 9 points.  Even with a tough compare, the BRICs had another good quarter, combined they were up 12 percent.  We had particular strength in Russia and China.  In fact, China was up over 20 percent this quarter, again gaining share.  We’re continuing to build our capabilities here.  We’ve expanded the number of branch offices, and now have 68 face-to-face and over 100 virtual branch offices open across all of China.  Across the growth markets, this quarter more than 30 countries grew at a double-digit growth rate, so our strength is broad based.  We’re capturing the opportunity from these faster growing economies, and importantly we’re taking share, due in part to the acceleration of our market expansion initiative.  In fact, this is our eighth consecutive quarter of share gains in the growth markets.

Revenue and Gross Profit Margin by Segment

So now let me add a little color to our revenue and gross margin by segment.

For total Services, both outsourcing and transactional revenues were up 1 percent at constant currency.  And we’re continuing to deliver strong growth in our growth markets countries.

In software this quarter, we had good growth in our business analytics and storage management offerings.

Our Systems and Technology revenue decline was roughly in line with our first quarter rate.  This quarter we again took share in Power, driven by competitive displacements.

Turning to gross profit, our operating gross margin improved one and a half points, driven by a combination of solid margin expansion in both services segments, and an improving segment mix due to the relative growth of software.

Now let’s take a look below the gross profit line to our expense and spending profile.

Expense Summary

Our Total Operating Expense and Other Income was down 6 percent.  This was driven by currency, from both translation and hedging dynamics.  Acquisitions over the last 12 months drove 2 points of expense growth.  And our base expense,  excluding currency and acquisitions, was down 1 point.

I’ll comment on a couple of expense items.  First, though it wasn’t a significant driver year to year, we had about $150 million of workforce rebalancing in the quarter, primarily in Europe.  Second, we had the year—to-year benefit from our hedging programs, which as you know cannot be looked at in isolation, as it mitigates the translation impacts across the P&L.  We hedge our major cross-border cash flows to mitigate the currency volatility in our global cash planning.

Last year, hedging programs generated fairly significant losses, an impact to expense of $195 million, while this year, the programs generated gains of about $85 million in expense.  This represents over three-quarters of our hedging activity, the balance is in cost.  This is the dynamic you would expect given the year-to-year change in currencies.  But again, this hedge activity mitigates translation impacts throughout the P&L.

So now let me go into the segments.

Services Segments

The two services segments delivered $14.7 billion in revenue, grew pre-tax profit by 18 percent, and expanded pre-tax margin by 3 points.  Backlog was $136 billion, down 6 percent year to year at actual rates and flat at constant currency.

Overall Services revenue performance at constant currency was fairly consistent with last quarter.  The growth markets were up 10 percent at constant currency, with good backlog growth, and the major markets were down 1 percent at constant currency.  Within the major markets, looking at revenue, North America was stable, Japan was still down, though we did see some improvement over last quarter, and Europe decelerated compared to last quarter.  And we continued the strong performance in our business analytics, cloud, and smarter planet offerings.

Overall profit performance was very strong, with 24 percent growth in Global Technology Services pre-tax profit, and 7 percent growth in Global Business Services profit.

Moving on to the two segments, in Global Technology Services, revenue was $10 billion, down 2 percent as reported, and up 2 percent at constant currency.  GTS Outsourcing revenue was up 2 percent at constant currency.  Integrated Technology Services revenue was up 4 percent at constant currency, with the growth markets up nearly 16 percent at constant currency.

Global Technology Services delivered very strong profit and margin, with pre-tax income up 24 percent, and pre-tax margin up 3.6 points.  Last quarter, I commented on the tremendous amount of work that GTS has done to manage their large portfolio of outsourcing contracts.  Specifically, by taking a disciplined approach to solving problems in a select set of lower margin contracts.  This work continues to yield benefits in both profit and margin, and accounted for about one-third of the gross margin expansion in GTS this quarter.  Although there will be some modest impact to revenue from this work going forward, we should see ongoing benefits to the portfolio.

Turning to Global Business Services, revenue was $4.7 billion, down 4 percent as reported, and down 1 percent at constant currency.  Consulting and Systems Integration revenues were flat year to year at constant currency and Application Outsourcing revenues declined 1 percent at constant currency.  Looking at revenue from a geographic perspective, the growth markets continued to perform well, with their fifth consecutive quarter of 10 percent growth or better.  North America was relatively stable, while Japan was down.  This quarter revenue in Europe decreased 3 percent at constant currency after being flat last quarter.

Now looking at the growth initiatives, within GBS, we have been remixing and shifting more resource to these higher value growth initiatives.  This quarter, GBS revenue included strong growth in Business Analytics, which was up 28 percent, and Smarter Planet, up 15 percent.  But GBS’ value extends beyond what is reported in the GBS segment.  They play a key role in driving the growth initiatives across IBM, where we are seeing continued strong performance.

And finally, GBS returned to a more typical level of profitability, as we indicated on our last call.  So this quarter, pre-tax income grew 7 percent, and pre-tax margin improved by 1.8 points.

Software Segment

Software revenue of $6.2 billion was flat as reported, and up 4 percent at constant currency.  Key Branded Middleware, which accounted for 64 percent of total software revenue in the second quarter, increased 4 percent at constant currency, in line with the market.  Software performed well in the growth markets where revenue was up double digits, and Europe and Japan both grew at mid single digits, all in constant currency.  Growth in the US was impacted by a very tough compare.  We see great opportunity in our global software business and are hiring 200 to 300 sales representatives each month through year end.

Now, let me take you through the drivers for a few of the brands.  WebSphere grew 7 percent at constant currency, and gained share for the 15th consecutive quarter.  Within WebSphere, we had good growth in our Commerce and Portals offerings.  This quarter we acquired Tealeaf, a provider of customer experience management software, which enables our clients to analyze interactions on websites and mobile devices.

Information Management was up 3 percent at constant currency and held share.  Netezza continued to expand its global footprint, with very strong growth in Europe, Japan and growth markets, and added nearly 70 new clients worldwide.  This quarter we closed two more acquisitions expanding our business analytics and optimization software capabilities: Varicent, an analytics software company that helps optimize sales performance management; and Vivisimo, which enhances IBM’s Big Data initiative by helping clients analyze volume, variety and velocity of Big Data for strategic advantage.

Tivoli software was up 6 percent at constant currency and gained share, driven by storage software growth of 13 percent at constant currency.  Tivoli Storage Management continues to perform exceptionally well, growing double digits at constant currency for the sixth consecutive quarter.

Within our security offerings, we are utilizing recent acquisitions such as Q1Labs to provide end-to-end risk management solutions to protect our clients against the latest threats, while reducing the costs and complexity of security.

Turning to profit, Software pre-tax income grew 8 percent to $2.5 billion, and pre-tax margins increased 2.7 points to 35.9 percent.

Systems & Technology Segment

Systems & Technology revenue of $4.3 billion was down 9 percent, or 7 percent at constant currency, following very strong growth across the portfolio a year ago.

System z revenue declined 9 percent at constant currency, and MIPS declined 8 percent with a mix toward specialty engines.  System z profit margin was up again, which is typical at this point in the upgrade cycle.

Power revenue was down 4 percent at constant currency this quarter.  We had continued strength this quarter in Power high performance computing solutions.  In June, IBM achieved the top speed rating in the world, and we earned three of the top four spots on the TOP500 project which ranks the world’s most powerful computers.  We continued our success in competitive displacements in the second quarter, with over 320 displacements that drive over $265 million of business.  As you would expect, these came from a combination of HP and Oracle/Sun.  This initiative has helped drive our seventeenth consecutive quarter of share gains in Power.

System x revenue was down 5 percent at constant currency.  Our high-end segment grew double digits.

Storage hardware revenue was flat at constant currency, with the value continuing to shift to software, as you saw with the ongoing success we’re having in our Tivoli storage software offerings.

In the second quarter we introduced and began shipping PureFlex, the first offering from our new PureSystems family of expert integrated systems.  PureFlex optimizes workloads and drives hardware efficiencies.  In the third quarter, the PureApplication system will become available and we expect volume shipments in the fourth quarter.  PureApplication will do for software what PureFlex does for hardware, by driving application efficiency and rapid deployment, to enable faster time to value.

Cash Flow Analysis

Turning to cash flow, we generated $3.7 billion of free cash flow in the quarter, which is up $300 million year to year.  Over the last 12 months, we generated a record $18 billion in free cash flow.  Through the first half, our free cash flow of $5.5 billion was up $1.4 billion year to year.  The growth was driven by net income.  As I’ve mentioned previously, in the first quarter of last year our free cash flow was impacted by income tax payments driven by audit settlement activity.  But even if you adjust for the prior year tax impact, we had double-digit growth in free cash flow.

Looking at the uses of our cash in the first half, we spent almost $2 billion to acquire 8 companies, including Vivisimo, Varicent and Tealeaf which closed in the second quarter.

We returned almost $8 billion to the shareholders in the first half.  We spent $6 billion in share repurchase to buy back almost 31 million shares.  At the end of the second quarter, we had $9.7 billion remaining in our buyback authorization.  We took our dividend up 13 percent in April, and through June we paid out $1.8 billion.  This is the seventeenth consecutive year that we raised our dividend, and the ninth year in a row of double-digit increases.

Balance Sheet

Turning to the balance sheet, we ended the quarter with a cash balance of $11.2 billion.

Total debt was $32.4 billion of which $22.6 billion was in support of our financing business, which is leveraged at 7 to one.  Our non-financing debt was $9.8 billion, and our non-financing debt-to-cap was 36 percent.

We continue to have a high degree of financial flexibility and our balance sheet remains strong to support the business over the long term.

Operating EPS Bridge — 2Q11 to 2Q12

So now let me start to wrap up with a summary of the drivers of our operating earnings per share performance this quarter.

Once again, margin expansion was the largest contributor to growth, as our continued focus on productivity and mix to higher value drove improvements in gross, pre-tax, and net margins year to year.   And our ongoing share repurchase program contributed the balance, at a level fairly consistent with last quarter.

2Q 2012 Summary

This quarter, we delivered 14 percent EPS growth and $3.7 billion in free cash flow, despite facing a couple of headwinds.  First, we had a strong second quarter last year, with 12 percent revenue growth, so we had a challenging compare.  And second, we are dealing with pretty significant currency dynamics, which impacted our revenue line by about $1 billion.  But in spite of these, IBM’s business model enabled our strong profit performance in the current environment.  Now let me comment on a few of the key elements of our model.

First, we have been investing to capture opportunities and deliver client value in high growth markets: emerging countries, as well as our key growth initiatives.  In the first half our growth markets countries delivered 9 percent growth at constant currency.  Our business analytics portfolio of services and offerings were up 13 percent in the first half, led by our GBS consulting practice.   In Cloud, we doubled last year’s revenue, with contribution from all areas, private cloud, public cloud and our industry-based solutions.  And in the first half we had revenue growth of more than 20 percent in the Smarter Planet portfolio, driven by industry specific solutions and our Smarter Commerce and Smarter Cities offerings.  So we’re getting real performance from the investments we’re making in our growth initiatives.

Another important and unique aspect of our model is the balance between annuity businesses and transaction businesses.  Our annuity businesses, which make up the majority of services and software, and reflect our long term relationships with our clients, provide a solid base of revenue, profit and cash.

Third, we have had underway for some time a series of initiatives to drive productivity.  These are real structural changes that improve our business and margins over time, on a sustained, durable basis.  This quarter we again expanded our margins, and this year we’ll make further progress toward delivering the productivity savings included in our roadmap.

Finally, we continue to grow our free cash flow and have a solid balance sheet,  which allows us to invest in the business while returning value to shareholders through dividends and share repurchase.

So a combination of our strategy and our business model enabled us to generate strong profit growth in the current environment.

And now looking at our first half performance, we’re increasing our full year 2012 expectation for operating EPS to at least $15.10, on track to at least $20 in 2015.

Now Patricia and I will take your questions.

Closing

Thank you, Mark.  Before we begin the Q&A I’d like to remind you of a couple of items.  First, we have supplemental charts at the end of the deck that complement our prepared remarks.  Second, I’d ask you to refrain from multi-part questions.

When we conclude the Q&A, I’ll turn the call back to Mark for final comments.

Operator, please open it up for questions.